Exhibit 10.2

DORMAN PRODUCTS, INC.

RESTRICTED STOCK UNIT AWARD PURSUANT TO THE

DORMAN PRODUCTS, INC. 2018 STOCK OPTION AND STOCK INCENTIVE PLAN

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Participant: Shall mean the person to whom this Award is made pursuant to the terms of the Plan (defined below).

Grant Date: Shall be the date set forth under “Award Information” on the “Award Acceptance” page in Participant’s personal web portal award administered by Equiniti Trust Company (EQ), which page is incorporated herein (the “Acceptance Page”).

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THIS RESTRICTED STOCK UNIT AWARD (this “Award”) dated as of the Grant Date is entered into by and between Dorman Products, Inc. (the “Company”) and Participant.

1. Grant of Restricted Stock Units. Effective as of the Grant Date, pursuant to the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan (the “Plan”), the Company hereby grants to Participant the number of Restricted Stock Units set forth on the Acceptance Page (the “RSUs”), subject to the terms and conditions set forth in this Award and the Plan. [This Award is in consideration for Participant’s acceptance of and agreement to the restrictive covenants set forth in Section 8 of this Award.]

2. Dividend Equivalents.

(a) The RSUs are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account with respect to each outstanding and unvested RSU (the “Dividend Equivalent Amount”) on the record date of such dividend.

(b) The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but only upon the applicable vesting date(s) of the underlying RSUs as determined in accordance with Section 3 below, and will be cancelled and forfeited if the underlying RSUs are cancelled or forfeited as determined in accordance with Section 3 below.

3. Vesting of RSUs.

(a) Subject to the provisions of Sections 3(b) and (c), the RSUs shall vest [25% on each annual anniversary of the Grant Date beginning on the first anniversary of the Grant Date] (each a “Vesting Date”), provided that Participant remains employed by or providing service to the Company on such Vesting Date. The vesting of the RSUs shall be cumulative, but shall not exceed 100% of the RSUs. If the foregoing schedule would produce fractional RSUs, the number of RSUs that vest shall be rounded down to the nearest whole RSU and the fractional RSU will be accumulated so that the resulting whole RSU will be included in the number of RSUs that become vested on the last Vesting Date.

(b) Upon a Change in Control, 100% of the unvested portion of the RSUs shall vest.

(c) Upon Participant’s termination of employment or service for any of the following reasons, the unvested portion of the RSUs shall vest as indicated:

(i) 100% as of the date of Participant’s death; or

(ii) 100% as of the date of Participant’s termination of employment or service due to Disability.

Except as provided above, upon the termination of employment or service of Participant, any unvested RSUs will immediately and automatically, without any action on the part of the Company, be forfeited and cancelled.

4. Delivery of Shares; Tax Withholding; Securities Laws.

(a) Within thirty (30) days of a Vesting Date, the Company shall (i) pay the Dividend Equivalent Amount (if any) and (ii) deliver Shares issuable with respect to any vested RSUs.

(b) All obligations of the Company to deliver Shares shall be subject to the rights of the Company to withhold amounts required by law for any Federal Insurance Contributions Act (FICA), federal income, state, local and other tax liabilities (“Withholding Taxes”). By accepting this Award, Participant hereby: (i) elects, effective on the date Participant accepts this Award, to sell Shares in an amount having an aggregate Fair Market Value equal to the Withholding Taxes, and to allow the designated broker (the “Broker”) to remit the cash proceeds of such sale to the Company (a “Sell to Cover”); (ii) directs the Company to make a cash payment to satisfy the Withholding Taxes from the cash proceeds of such sale directly to the appropriate taxing authorities; and (iii) represents and warrants that (1) on the date Participant accepts this Award he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Broker from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected by the Broker pursuant to this Award, (2) is entering into the Award and this election to Sell to Cover in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the 1934 Act, and (3) it is Participant’s intent that this election to Sell to Cover comply with the requirements of Rule 10b5-1(c)(1) under the 1934 Act and be interpreted to comply with the requirements of Rule 10b5-1(c) under the 1934 Act. Participant further acknowledges that by accepting this Award, Participant is adopting a 10b5-1 Plan to permit Participant to conduct a Sell to Cover sufficient to satisfy the Withholding Taxes. All obligations to pay any Dividend Equivalent Amount will be paid net of any Withholding Taxes.

(c) The obligation of the Company to deliver Shares shall also be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares, the Shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

5. Assignments, Transfers and Successors and Assigns. The rights and interests of Participant under this Award may not be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parent(s) and each of its Affiliates. This Award may be assigned by the Company without Participant’s consent.

6. Section 409A. This Award is intended to be exempt from or otherwise comply with the provisions of Section 409A. If the RSUs constitute “deferred compensation” under Section 409A and the RSUs become vested and settled upon Participant’s termination of employment or service, payment with respect to the RSUs shall be delayed for a period of six months after the termination if Participant is a “specified employee” as defined under Section 409A and if required pursuant to Section 409A. If payment is delayed, the RSUs shall be settled and paid within thirty (30) days after the date that is six (6) months following Participant’s termination of employment or service. Payments with respect to the RSUs may only be paid in a manner and upon an event permitted by Section 409A, and each payment under this Award shall be treated as a separate payment, and the right to a series of installment payments shall be treated as a right to a series of separate payments. In no event shall Participant, directly or indirectly, designate the calendar year of payment. The Company may change or modify the terms of this Award without Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A.

7. Miscellaneous.

(a) This Award shall not confer upon Participant any right to continue in the service as an employee, officer, director, consultant or advisor of the Company or any Subsidiary Company.

(b) The address for Participant to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Participant’s address as reflected in the Company’s personnel records, or such other address as Participant may provide to the Company by written notice.

(c) The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

(d) Participant hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America, in each case located in Philadelphia, Pennsylvania, for any actions, suits or proceedings arising out of or relating to this Award and the transactions contemplated hereby (“Litigation”) and agrees not to commence any Litigation except in any such court, and further agrees that service of process, summons, notice or document by U.S. registered mail to his respective address shall be effective service of process for any Litigation brought against him in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the Commonwealth of Pennsylvania or of the United States of America, in each case located in Philadelphia, Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.

8. [Restrictive Covenants.

(a) As a condition of receiving this Award, Participant hereby acknowledges and agrees that during the period in which Participant is employed by, or providing service to, the Company and for the twelve (12) month period following Participant’s termination of employment or service for any reason (the “Restrictions Period”), Participant shall comply with the restrictive covenants set forth herein applicable to the Company and its Affiliates (the “Company Group”). The restrictive covenants set forth herein shall supersede and replace all other non-competition and non-solicitation restrictive covenants Participant may be subject to with the Company Group.

(b) During the Restrictions Period, Participant shall not anywhere in the Territory for himself or herself, or through or on behalf of any other person or entity (other than the Company), whether as an officer, director, employee, equityholder, consultant or otherwise, as applicable:

(1) own any financial or beneficial interest in, operate, or provide services to any business, corporation, firm, person, or other entity that Competes with the Company anywhere in the Territory. Notwithstanding the foregoing, (i) Participant shall not be prohibited from owning or acquiring securities in any publicly traded company as long as his or her ownership does not exceed 1% of such publicly traded company’s outstanding securities and (ii) after his or her employment or service with the Company terminates, he or she shall not be prohibited from working for, advising or providing consulting services to, a company that contains multiple divisions or businesses as long as the revenue from the businesses or divisions that Compete with the Company (individually or in the aggregate) constitute less than 10% of such company’s overall revenue in the most recently completed fiscal year and Participant does not work for, consult with or advise, any division or business that Competes with the Company;

(2) encourage, induce, attempt to induce, solicit or attempt to solicit any employee to leave his or her employment with the Company Group, or hire or attempt to hire any employee; or

(3) encourage, induce, attempt to induce, solicit or attempt to solicit, any customer, distributor, vendor, marketer or sponsor of the Company Group to cease its customer, distributor, vendor, marketer or sponsor relationship with the Company Group, as the case may be, with respect to the Business. Nothing in this Award prohibits Participant from hiring an individual who responds to a job posting made available to the general public so long as Participant does not solicit or otherwise initiate such contact during the one year following termination of Participant’s employment or service.

(c) The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company Group and are considered by Participant to be reasonable for such purpose. Participant acknowledges that a breach of any of the covenants contained in this Award may cause irreparable damage to the Company, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, Participant agrees that if Participant breaches or threatens to breach any of the covenants contained in this Award, in addition to any other remedy which may be available to the Company at law or in equity, the Company shall be entitled to (i) cease or withhold any payment of Shares to Participant pursuant to this Award, including the return of any previously delivered Shares or proceeds recognized upon any sale or other disposition of those Shares; and/or (ii) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy. Participant agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this Award to any employer or service recipient by whom Participant might be employed or retained during the Restriction Period.

(d) For purposes of this Section:

(1) “Compete” means the manufacture, distribution or sale of automotive replacement parts or general merchandise hardware, in each case of the kind or type sold by the Company at the time of Participant’s termination or scheduled to be released by the Company within one year following Participant’s termination of employment or service.

(2) “Territory” means any state, jurisdiction or territory in the world in which the Company is engaged in business during the Restrictions Period.]

9. Incorporation of Plan Terms. This Award is subject to the terms and conditions of the Plan, including, but not limited to, those pertaining to (a) change in capitalization of the Company, (b) clawback and recoupment, and (c) the Committee’s authority to amend, interpret, and administer the Award and the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Award by reference. In the event of any conflicts between the provisions of this Award and the terms of the Plan, the terms of the Plan will control. In the event, however, of any conflict between the provisions of this Award or the Plan and the provisions of an employment, service, or change-in-control agreement between the Company and Participant, the provisions of the latter shall prevail, to the extent consistent with the Plan. Capitalized terms used but not defined in this Award shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

Please confirm your acceptance of this Award electronically by following the instructions on your personal web portal at Equiniti Trust Company (EQ). Your electronic signature indicates your agreement to be bound by the terms of this Award.